Exhibit 10.12

May 16, 2004

Gil Kaufman

Dear Gil,

On behalf of BigBand Networks, Inc, I would like to summarize the terms of your offer of employment with the Company.

As of June 7, 2004 you will commence employment “at will” with the Company as Sr. VP, Engineering. You will assume responsibility for BigBand Networks world wide R&D and engineering operations and perform all other duties and bear the responsibilities commensurate with this position as directed by the CEO. You will report directly to the CEO. Please note that given the dynamic nature of our business, your duties and responsibilities may be changed from time to time as BigBand’s business needs dictate.

Your salary will be paid at a monthly rate of US$14,167 in accordance with the customary payroll practices of the Company as established or modified from time to time. Currently, the Company pays salaries on a bi-monthly basis, in arrears. You will be eligible to receive a bonus if and when such an executive team bonus plan is put in place, currently contemplated for mid 2005. You also will be eligible for the same benefits as other full-time employees of BigBand Networks.

Additionally, You will have the potential to realize an additional $70,000 of the 2004 integration incentive pay for achievement of goals as agreed upon between us. 30% of your 2004 integration incentive will be guaranteed.

Subject to approval by the Board of Directors, you will be offered through the Company’s stock option plan an option to purchase two million two hundred thousand (2,200,000) shares of Common Stock of BigBand Networks. The options will be subject to and governed by the terms and conditions of a stock option agreement between you and the Company and the Company’s stock option and incentive plan, which will include, among other things, a vesting schedule.

We expect that your position at BigBand Networks will occupy your full business time. We understand that you have no agreements that would restrict or prevent the performance of your duties for BigBand Networks. You will be required to sign, as a condition of your employment, the Nondisclosure, and Development Agreement attached hereto as Exhibit A.

Gil Kaufman

May 16, 2004

The above terms are not contractual and are meant to be only a summary of our initial employment relationship. This means that you have no contract of employment or definite term of employment with the Company, and that your employment can be terminated at any time by you or the Company for any or no reason, with or without prior notice or cause. This offer letter is not intended in be and does not constitute a contract or part of a contractual agreement, either express or implied, between you and the Company for continued employment. BigBand Network has found that an “at-will” relationship is in the best interests of both the Company and its employees. The at-will nature of your employment relationship with the Company cannot be modified except through the execution of a written document signed by the President and CEO of the Company.

Gil, I am very pleased to have you join BigBand Networks Executive Staff and feel that you can make a major impact and a key contribution going forward. Run and I are very much looking forward to having you as our partner and to having a lot of fun building this Company to be all that it can be, and all that it will be. On behalf of BigBand Networks Inc., welcome aboard,

If terminated, other than for cause, you will receive three months severance.	/s/ ABE

Sincerely yours,

/s/ Amir Bassan-Eskenazi

cc: ________________________

I accept this offer of at-will employment with BigBand Networks, Inc. and I agree that this letter and the Nondisclosure and Developments Agreement sets forth the complete and sole understanding regarding the terms of my employment and supersedes any and all other agreements, negotiations, discussions, proposals, or understandings, whether oral or written, previously entered into, discussed or considered by the parties.

I understand and agree that I have no contract of employment or definite term of employment with the Company, and that my employment can be terminated at any time by me or the Company for any no reason, with or without prior notice or cause. I further understand that this offer letter is not intended to be and does not constitute a contract or part of a contractual agreement for continued employment, either express or implied, between the Company and me, and that the at-will nature of my employment relationship with the Company cannot be modified except through the execution of a written document signed by the President and CEO of the Company.

/s/ Gilbert M. Kaufman	5-26-04
Employee signature	Date